Exhibit 10.3

Execution Copy

PARENT GUARANTY, dated as of February 15, 2024 (this “Guaranty”) made by FS Specialty Lending Fund ("Guarantor"), a Delaware statutory trust, in favor of BNP Paribas ("BNPP").

WHEREAS, BNPP and FSSL Finance BNPP TRS LLC (the "Company"), a Delaware limited liability company, have entered into (i) an ISDA Master Agreement (including the Schedule and Credit Support Annex thereto, each dated as of February 15, 2024 and each as amended, restated, supplemented or otherwise modified from time to time (together, the “Master Agreement”)), and (ii) a Master Confirmation for loan total return swap transactions dated as of February 15, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan TRS Confirm”, and together with the Transactions exchanged thereunder and the Master Agreement, the "Agreement"); and

WHEREAS, Guarantor directly owns all of the issued and outstanding membership interests in the Company; and

WHEREAS, it is a requirement of BNPP to enter into Transactions under the Agreement that the Guarantor delivers this Guaranty;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor, intending to be legally bound, agrees as follows.

1. Certain Defined Terms. Terms defined in the Agreement that are used but not otherwise defined in this Guaranty shall have the meanings given to them in the Agreement, except that references to "this Agreement" in the definition of any such term shall also be deemed for purposes of this Guaranty to be references to this Guaranty.

2. Guaranty. (a) Guarantor irrevocably guarantees (as primary obligor and not merely as surety) payment in full as provided in the Agreement of all amounts payable by the Company under the Agreement, as and when those amounts become payable (whether at their scheduled due dates, upon early termination or otherwise, including without limitation amounts which, but for the operation of any stay, injunction or other prohibition, would be due).

(b) Notwithstanding anything contained herein to the contrary, the obligations of Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, in each case, to the extent applicable to this Guaranty and the obligations of the Guarantor hereunder.

(c) Guarantor's obligations under this Guaranty shall be absolute, unconditional and irrevocable, irrespective of (i) any lack of authority or capacity of the Company, (ii) any lack of validity or enforceability of any provision of the Agreement, (iii) any counterclaim, setoff, deduction or defense of any kind which the Company or Guarantor may have or assert other than the defense of the payment in full of the obligations of the Company under the Agreement, (iv) any variation, extension, renewal, settlement, waiver, compromise or release of any or all of the obligations of the Company under the Agreement (including, without limitation, entry into or modification or termination of any Transaction) or of any security from time to time therefor or of the obligations of any other guarantor or surety, (vi) any addition, exchange, release or non-perfection of any security interest in any collateral securing a Transaction or the Agreement or (vii) any other act or omission to act or delay of any kind (including in respect of the exercise or enforcement of any right or remedy under the Agreement or against any collateral securing the Company’s obligations under the Agreement) by the Company, BNPP or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

(d) This is a continuing Guaranty and a guaranty of payment (not merely of collection), and it shall remain in full force and effect until all amounts payable by the Company under the Agreement have been validly, finally and irrevocably paid in full and shall not be affected in any way by the absence of any action to obtain those amounts from the Company or any other guarantor or surety or to proceed against any other security provided by the Company or any other person or entity.

(e) This Guaranty shall not be affected by the occurrence of any Potential Event of Default, Event of Default or Termination Event, by the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company, by any change in the laws, rules or regulations of any jurisdiction or by any present or future action of any governmental authority or court or other person or entity amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company under the Agreement or of Guarantor under this Guaranty or by any other circumstance (other than complete, irrevocable payment) that might vary the risk of or otherwise constitute a legal or equitable discharge or defense of the Company or Guarantor or of a surety or a guarantor.

(f) This Guaranty shall be reinstated if at any time (including any time after its termination or expiration) any payment by the Company, in whole or in part, is rescinded or is otherwise returned by BNPP, whether voluntarily or involuntarily, upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though that payment had not been made.

(g) So long as any amount payable by the Company under the Agreement is overdue and unpaid, Guarantor shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against the Company or any other assets or property in respect of any amount paid by Guarantor under this Guaranty or (ii) file a proof of claim in competition with BNPP for any amount owing to Guarantor by the Company on any account whatsoever in the event of bankruptcy, insolvency or liquidation of the Company. If at any time when any such amount is overdue and unpaid Guarantor receives any amount as a result of any action against the Company or any of its property or assets or otherwise for or on account of any payment made by Guarantor under this Guaranty, Guarantor shall hold the same in trust for the benefit of BNPP and shall forthwith, after receipt thereof, pay that amount received by it to BNPP, to be credited and applied against the amount so payable by the Company. Subject to the foregoing, upon payment by Guarantor of any amounts to BNPP under this Guaranty, all rights of the Guarantor against the Company arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all obligations of the Company under the Agreement.

(h) If the Company merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, Guarantor shall nonetheless continue to be liable for the payment of all amounts payable by the Company under the Agreement.

(i) Guarantor waives (i) all requirements as to promptness, protest, diligence, presentment, demand on the Company for payment, performance or otherwise, filing of claims, protest and notice of any kind with respect to this Guaranty or the Agreement, except for notices or demands referred to in Section 3(b), and (ii) any requirement that any corporation or person, including BNPP, exhaust any right or take any action against the Company or any other corporation or person, any collateral security or any other guarantor or surety, or perfect its security interest in any collateral security.

3. Payments Free and Clear. (a) All payments under this Guaranty shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If Guarantor is so required to deduct or withhold, then Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld, (ii) promptly forward to BNPP an official receipt (or a certified copy), or other documentation reasonably acceptable to BNPP, evidencing such payment to such authorities and, (iii) in addition to the payment to which BNPP is otherwise entitled under this Guaranty, pay to BNPP such additional amount as is necessary to ensure that the net amount actually received by BNPP (free and clear of taxes, whether assessed against BNPP or Guarantor) will equal the full amount BNPP would have received had no such deduction or withholding been required but only to the extent BNPP would have been entitled to any additional “gross-up” amount under the Agreement for any amounts payable thereunder to which the payment under this Guaranty relates.

(b) If (i) Guarantor is required to make any deduction or withholding on account of any tax from any payment made by it under this Guaranty, (ii) Guarantor does not make the deduction or withholding and (iii) a liability for or on account of the tax is therefore assessed directly against BNPP, Guarantor shall pay to BNPP, promptly after demand, the amount of the liability (including any related liability for interest or penalties) but only to the extent BNPP would have been entitled to any such tax indemnification or reimbursement payment under the Agreement for any amounts payable thereunder to which the payment under this Guaranty relates.

4. Contractual Currency. All payments by Guarantor under this Guaranty shall be made in U.S. Dollars, in immediately available funds, without deduction, set off or counterclaim, free and clear of and without reduction or withholding for any taxes.

5. Remedies. (a) The rights and remedies provided for in this Guaranty are in addition to and not exclusive of any rights and remedies available to BNPP by law in respect of this Guaranty. BNPP shall be entitled to apply any amount received by it from Guarantor, in respect of the Company’s payment obligations under the Agreement to the discharge of those payment obligations in such order as BNPP may from time to time elect in its sole discretion.

(b) Guarantor shall pay or reimburse BNPP on demand for all reasonable and documented costs and out-of-pocket expenses (including fees and expenses of external counsel) incurred in connection with the enforcement of BNPP’s rights under this Guaranty.

6. Representations and Warranties. Guarantor hereby makes to BNPP the representations and warranties set forth in Section 3(a) of the Master Agreement (which representations and warranties will be deemed repeated by Guarantor on each date on which a Transaction is entered into), as if:

(a) the words “which violation or conflict would have a material and adverse effect on the Guarantor’s obligations under this Guaranty” were added after the second instance of the words “any of its assets” in Section 3(a)(iii) of the Master Agreement;

(b) Section 3(a)(iv) is modified to read as follows, “All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party that would have a material and adverse effect on the Guarantor’s obligations under this Guaranty have been obtained and are in full force and effect and all conditions of any such consents have been complied with”;

(c)	the references therein to the Agreement were references to this Guaranty;

(d)	the references therein to Credit Support Document are deleted in their entirety;

(e)	the following Sections 3(a)(vi) and (vii) are added to the end thereof –

“(vi) there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened, against or affecting the Guarantor before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor or of the ability of the Guarantor to enter into or perform its obligations under this Guaranty;

(vii) the Guarantor is not insolvent as defined under any applicable law, nor, after giving effect to this Guaranty, will it be rendered insolvent by the execution and delivery hereof or the consummation of the transactions contemplated hereby; and

7. Covenants. Guarantor agrees that, so long as all amounts payable by the Company under the Agreement have not been validly, finally and irrevocably paid in full, it covenants and at all times shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guaranty.

8. Amendments, Waivers, Notices. All amendments, waivers and modifications of or to any provision of this Guaranty and any consent to departure by Guarantor from the terms of this Guaranty shall be in writing and signed and delivered by BNPP and, in the case of any such amendment or modification, by Guarantor, shall not otherwise be effective. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No failure or delay by BNPP in exercising any right, power or privilege in respect of this Guaranty will be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. Any notice or communication to BNPP or Guarantor in connection with this Guaranty shall be addressed (i) to BNPP at its address specified in the Master Agreement, or such other address as may be specified by BNPP by notice to Guarantor, and (ii) to Guarantor at its address specified below its signature, or such other address as may be specified by Guarantor by notice to BNPP. The giving of notice to Guarantor in any instance shall not entitle Guarantor to any other or further notice in similar or other circumstances.

9. Binding Effect. This Guaranty shall be binding on Guarantor and its successors and assigns. However, Guarantor shall not transfer any of its obligations under this Guaranty without the prior written consent of BNPP, and any purported transfer without that consent shall be void. This Guaranty shall inure to the benefit of BNPP and its successors and assigns.

10. Governing Law; Jurisdiction; Etc. This Guaranty shall be governed by and construed and interpreted in accordance with the law of the State of New York (without reference to the choice of law doctrine). Guarantor hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Guaranty. With respect to any suit, action or proceedings relating to this Guaranty (collectively, “Proceedings”), Guarantor irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over it. Nothing in this Guaranty contained shall preclude BNPP from bringing an action or proceeding relating to this Guaranty in any other place where Guarantor or any of its assets or revenues may be found or located.

11. Waiver of Immunities. Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property or (iv) attachment of its assets (whether before or after judgment) to which it or its revenues or assets might otherwise be entitled in any suit, action or proceeding relating to this Guaranty in the courts of any jurisdiction and hereby irrevocably agrees to the extent permitted by applicable law that it will not claim any such immunity in any such suit, action or proceeding.

12. Severability. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall remain effective.

13. Headings. The section headings in this Guaranty are for convenience of reference only and shall not affect the meaning or construction of any provision of this Guaranty.

14. Solvency. Guarantor hereby represents and warrants to BNPP that (i) it is not insolvent, and it will not become insolvent as a result of this Guaranty, (ii) it is not engaged or about to become engaged in any business or transaction for which any property remaining with Guarantor is an unreasonably small capital and (iii) it does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay as such debts mature.

15. Electronic Transmission. This Guaranty may be executed and delivered by electronic transmission with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

16. Set-off. In addition to and not in limitation of all rights of setoff that BNPP or any of its affiliates may have under applicable law, and whether or not BNPP has made any demand or the obligations of the Guarantor have matured, BNPP and its affiliates shall have the right to set off and apply any indebtedness at any time owing by BNPP or its affiliates to or for the credit or the account of the Guarantor against any and all of the obligations owed to BNPP under the Agreement. In the event that BNPP exercises any of its rights under this provision, BNPP shall provide notice to the Guarantor of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

IN WITNESS WHEREOF Guarantor has duly executed this Guaranty with effect from the date first written above, on the date specified below.

FS SPECIALTY LENDING FUND

By:	Edward T. Gallivan, Jr.
Chief Financial Officer

By:	/s/ Edward T. Gallivan, Jr.

Date:	February 15th, 2024

Address for Notices: 201 Rouse Boulevard, Philadelphia PA 19112